Exhibit 10.75
GUARANTY
     GUARANTY, dated as of August 30, 2006, made by Business Objects S.A., a corporation organized and existing under the laws of the Republic of France (the “Guarantor”), in favor of Citigroup Inc. and each subsidiary or affiliate thereof (including Citibank, N.A. and each of its branches wherever located (“Citigroup”).
For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and to induce Citigroup to extend and/or maintain credit to or for the account of one or more of the Guarantor’s direct or indirect subsidiaries listed in Schedule A hereto (which Schedule A is made a part hereof and may be amended, supplemented or otherwise modified from time to time by your and our mutual agreement)(each, a “Borrower”) in the currencies set forth opposite the name of such Borrower in Schedule A, the Guarantor agrees as follows:
     1. Guaranty. The Guarantor unconditionally guarantees the punctual payment when due, whether upon maturity, by acceleration or otherwise, of all obligations (now or hereafter existing) of each Borrower to Citigroup in any form, including obligations under any and all extensions of credit extended and/or maintained by Citigroup or any other obligations owing by the Borrower to Citigroup under interest rate swaps, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts or otherwise, whether for principal, interest, fees, expenses or otherwise, in each case strictly in accordance with the terms thereof (all such obligations being the “Obligations”). If any Borrower fails to pay any Obligation in full when due (whether at stated maturity, by acceleration or otherwise), the Guarantor will promptly pay the same to Citigroup. The Guarantor will also pay to Citigroup any and all expenses (including without limitation, reasonable legal fees and expenses) incurred by Citigroup in enforcing its rights under this Guaranty. This Guaranty is a guaranty of payment and not merely of collection.
     2. Guaranty Absolute. The liability of the Guarantor under this Guaranty shall be irrevocable, absolute and unconditional irrespective of, and the Guarantor hereby irrevocably waives any defenses it may now or hereafter acquire in any way relating to, any or all of the following: (i) any illegality, lack of validity or enforceability of any Obligation, (ii) any amendment, modification, waiver or consent to departure from the terms of any Obligation, including any renewal or extension of the time or change of the manner or place of payment, (iii) any exchange, substitution, release, non-perfection or impairment of any collateral securing payment of any Obligation, (iv) any change in the corporate existence, structure or ownership of any Borrower, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting any Borrower or its assets or any resulting release or discharge of any Obligation, (v) the existence of any claim, set-off or other rights that the Guarantor may have at any time against any Borrower, Citigroup, or any other corporation or person, whether in connection herewith or any unrelated transactions, provided that nothing herein will prevent the assertion of any such claim by separate suit or compulsory counterclaim, (vi) any law, regulation, decree or order of any jurisdiction, or any other event, affecting any term of any Obligation or Citigroup’s rights with respect thereto, including, without limitation: (A) the application of any such law, regulation, decree or order, including any prior approval, which would prevent the exchange of a Non-USD Currency (as hereinafter defined) for U.S. Dollars or the remittance of funds outside of such jurisdiction or the unavailability of U.S. Dollars in any legal exchange market in such jurisdiction in accordance with normal commercial practice; or (B) a declaration of banking moratorium or any suspension of payments by banks in such jurisdiction or the imposition by such jurisdiction or any governmental authority thereof of any moratorium on, the required rescheduling or restructuring of, or required approval of payments on, any indebtedness in such jurisdiction; or (C) any expropriation, confiscation, nationalization or requisition by such country or any governmental authority that directly or indirectly deprives any Borrower of any assets or their use or of the ability to operate its business or a material part thereof; or (D) any war (whether or not declared), insurrection, revolution, hostile act, civil strife or similar events occurring in such jurisdiction which has the same effect as the events described in clause (A), (B) or (C) above (in each of the cases contemplated in clauses (A) through (D) above, to the extent occurring or existing on or at any time after the date of this Guaranty), and (vii) any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by Citigroup that might otherwise constitute a defense available to, or a legal or equitable discharge of, any Borrower or the Guarantor or any other guarantor or surety.
     Subject to the provisions of Section 7 below, without limiting the generality of the foregoing, the Guarantor guarantees that it shall pay Citigroup strictly in accordance with the express terms of any document or agreement evidencing any Obligation, including in the amounts and in the currency expressly agreed to thereunder, irrespective of and without giving effect to any laws of the jurisdiction where the relevant Borrower is principally located in effect from time to time, or any order, decree or regulation in the jurisdiction where the relevant Borrower is principally located.
     It is the intent of this Section 2 that the Guarantor’s obligations hereunder are and shall be absolute and unconditional under any and all circumstances.
     3. Waiver. The Guarantor waives promptness, diligence, notice of acceptance, notice of dishonor and any other notice with respect to any Obligation and this Guaranty and any requirement that Citigroup exercise any right or take any action against any Borrower or any collateral security or credit support.
     4. Reinstatement. This Guaranty will continue to be effective or be reinstated, as the case may be, if at any time any payment of any Obligation is rescinded or must otherwise be returned by Citigroup upon the insolvency, bankruptcy or reorganization of any Borrower or otherwise, all as though such payment had not been made.
     5. Subrogation. The Guarantor will not assert, enforce or otherwise exercise any rights which it may acquire by way of subrogation under this Guaranty, by any payment made hereunder or otherwise, until payment in full of the Obligations and the termination of any and all agreements under which Citigroup is committed to provide extensions of credit.
     6. Taxes. Any and all payments by the Guarantor hereunder will be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding income or franchise taxes imposed on Citigroup’s net income by the jurisdiction under the laws of which Citigroup is organized or any political subdivision thereof or by the jurisdiction of Citigroup’s lending office with respect to the applicable Borrower or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being “Taxes”). If the Guarantor is required by law to deduct any Taxes from or in respect of any sum payable hereunder (i) the sum payable will be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) Citigroup will receive an amount equal to the sum it would have received had no such deductions been made, (ii) the Guarantor will make such deductions, and (iii) the Guarantor will pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law. If and to the extent that Citigroup, in its sole discretion (exercised in good faith), determines that it has received or been granted a credit against any Taxes in respect of which it has received additional payments under this paragraph 6, and such credit, has been obtained, utilized and fully retained by Citigroup on an affiliated group basis, then Citigroup shall pay to the Guarantor an amount which Citigroup determines ,in its sole discretion (exercised in good faith) will leave it, after the payments, in the same after-tax position as it would have been in had the payments required under this paragraph not been required to be made by the Guarantor; provided however that (i) Citigroup shall be the sole judge of the amount of such credit and the date on which it is received, (ii) Citigroup shall not be obliged to disclose information regarding its tax affairs or tax computations, (iii) nothing herein shall interfere with Citigroup’s right to manage its tax affairs in whatever manner it sees fit; and (iv) if Citigroup shall subsequently determine that it has lost all or a portion of such tax credit, the Guarantor shall promptly remit to Citigroup the amount certified by Citigroup to be the amount necessary to restore Citigroup to the position it would have been in if no payment had been made pursuant to this section. In addition, the Guarantor will pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Guaranty or the Obligations (“Other Taxes”). The Guarantor will promptly furnish to Citigroup the original or a certified copy of a receipt evidencing payment thereof. The Guarantor will indemnify Citigroup for the full amount of Taxes or Other Taxes paid by Citigroup or any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, with the exception of any liability resulting directly or indirectly from Citigroup’s negligence or willful misconduct, whether or not such Taxes or Other Taxes were correctly or legally asserted, within 30 days of Citigroup’s request therefor, accompanied by a statement in reasonable detail showing the calculation thereof; provided, however, that the Guarantor shall not be liable for any penalties, interest or expenses unless it was timely notified of the amounts due and given the opportunity to satisfy the obligation prior to such penalties, interest or expenses being incurred, provided that Citigroup was made aware of such penalties, interest or expenses prior to their imposition. To the extent any such Taxes or Other Taxes were not correctly or legally asserted, Citigroup will provide documentation and such other information or assistance Guarantor may require in any attempts to reclaim such payments and will credit any refunds of such amount (including any refunds of interest or penalties) to Guarantor within 30 day of any such refund. Without prejudice to the survival of any other agreement contained herein, the Guarantor’s agreements and obligations contained in this Section will survive the payment in full of the Obligations, principal and interest hereunder and any termination of this Guaranty.
     Notwithstanding anything to the contrary contained herein or in any document or agreement evidencing an Obligation, the Guarantor and Citigroup (and each of their respective employees, representatives or other agents) may disclose to any and all persons, without limitation of any kind, the U.S. tax treatment and U.S. tax structure of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to any of the foregoing persons relating to such U.S. tax treatment and U.S. tax structure.
     7. Place and Currency of Payment. If any Obligation is payable in U.S. Dollars, the Guarantor will make payment hereunder to Citigroup in U.S. Dollars at 399 Park Avenue, New York, New York. If any Obligation is payable in a currency other than U.S. Dollars (a “Non-USD Currency”) and/or at a place other than the United States, and such payment is not made as and when agreed, the Guarantor will, at Citigroup’s option, either (i) make payment in such Non-USD Currency and at the place where such Obligation is payable, or (ii) pay Citigroup in U.S. Dollars at 399 Park Avenue, New York, New York. In the event of a payment pursuant to clause (ii) above, the Guarantor will pay Citigroup the equivalent of the amount of such Obligation in U.S. Dollars calculated at the rate of exchange at which, in accordance with normal banking procedures, Citigroup may buy such Non-USD Currency in New York, New York on the date the Guarantor makes such payment; provided, however, that the foregoing provisions of this sentence shall not apply to any payments hereunder in respect of Obligations that have been re-denominated into a Non-USD Currency as a result of the application of any law, order, decree or regulation in any jurisdiction other than the United States, which Obligations shall, for purposes of this Guaranty, be deemed to remain denominated in U.S. Dollars and payable to Citigroup in accordance with the first sentence of this Section 7.

     8. Set-Off. If the Guarantor fails to pay any of its obligations hereunder upon demand, Citigroup is authorized at any time and from time to time, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by Citigroup to or for the Guarantor’s credit or account against any and all of the Obligations. Citigroup will promptly notify the Guarantor after any such set-off and application, provided that the failure to give such notice will not affect the validity of such set-off and application. Citigroup’s rights under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) that Citigroup may have.
     9. Representations and Warranties. The Guarantor represents and warrants that:
     (i) the execution, delivery and performance by the Guarantor of this Guaranty are within its corporate powers, have been duly authorized by all necessary corporate action, and do not contravene (x) its charter or by-laws or (y) any law or any contractual restriction binding on or affecting the Guarantor or any entity that controls it;
     (ii) no authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for the due execution, delivery and performance by the Guarantor of this Guaranty;
     (iii) this Guaranty has been duly executed and delivered by the Guarantor and is its legal, valid and binding obligation, enforceable against the Guarantor in accordance with its terms;
     (iv) the consolidated balance sheets of the Guarantor and its subsidiaries as at December 31, 2005, and the related consolidated statements of income and retained earnings of the Guarantor and its subsidiaries for the fiscal year then ended, copies of which have been furnished to Citigroup, fairly present in all material respects the financial condition of the Guarantor and its subsidiaries as at such date and the results of the operations of the Guarantor and its subsidiaries for the period ended on such date, all in accordance with generally accepted accounting principles consistently applied, and since December 31, 2004 there has been no material adverse change in the business, condition (financial or otherwise), operations, performance or properties of the Guarantor or of the Guarantor and its subsidiaries taken as a whole;
     (v) there is no action, suit or proceeding pending against, or to the Guarantor’s knowledge, threatened in writing against or affecting the Guarantor or any of its subsidiaries before any court or arbitrator or any governmental body, agency or official in which there is a material likelihood of an adverse decision which could reasonably be expected to have a material adverse affect on the business, condition (financial or other), or results of operations of the Guarantor and its subsidiaries, taken as a whole, or which would impair the ability of the Guarantor to perform its obligations hereunder, or which in any manner draws into question the legality, validity or enforceability of this Guaranty; and
     (vi) no report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of the Guarantor to Citigroup in connection with the transactions contemplated hereby and the negotiation of this Guaranty or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to any projected financial information, the Guarantor represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time; and

     (vii) the Guarantor and its subsidiaries on a consolidated basis are Solvent on the date hereof, and prior to and after giving effect to each Borrowing (as defined in the last paragraph of this Section 9). “Solvent” means, when used with respect to the Guarantor and its subsidiaries on a consolidated basis, that at the time of determination (a) the assets of the Guarantor and its subsidiaries on a consolidated basis, at a fair valuation, are in excess of the total amount of their liabilities (including contingent liabilities); (b) the present fair saleable value of their assets is greater than their probable liability on their existing debts as such debts become absolute and matured; (c) they are then able and expect to be able to pay their obligations (including contingent obligations) as they mature; and (d) they have capital reasonably sufficient to carry on their business as conducted and proposed to be conducted. The amount of any contingent liability at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
Each of the giving of the applicable notice of borrowing and the acceptance by the Borrower of the proceeds of any transaction creating an Obligation (a “Borrowing”) will be deemed to constitute a representation and warranty by the Guarantor that on the date of such Borrowing all of the foregoing statements are true.
     10. Covenants. So long as any Obligations remain unpaid or Citigroup has any commitment to create additional Obligations, the Guarantor will:
     (i) [Section Deleted]
     (ii) [Section Deleted]
     (iii) as soon as possible, and in any event within five days after the occurrence of each Guarantor Event of Default (as defined in Section 11 of this Guaranty) and each event which, with the giving of notice and/or the passage of time would constitute a Guarantor Event of Default (a “Guarantor Default”), deliver to Citigroup a statement of the Guarantor’s chief financial officer, setting forth details of such Guarantor Event of Default or Guarantor Default and the action that the Guarantor has taken or proposes to take with respect thereto; and
     (iv) after the occurrence of a default by the Guarantor which with notice or lapse of time would become a Gurantor Event of Default, permit Citigroup and any of its agents or representatives to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Guarantor and any of its subsidiaries, and to discuss the affairs, finances and accounts of the Guarantor and its subsidiaries with any of their officers or directors and with their independent certified public accountants
     (v) insure that each document or agreement which evidences an Obligation contains (x) an event of default which occurs upon the occurrence of a Guarantor Event of Default, and (y) a condition precedent to each Borrowing to the effect set forth in the last paragraph of Section 9 of this Guaranty.
     11. Guarantor Events of Default. Each of the following events will constitute a “Guarantor Event of Default”:

     (i) the Guarantor fails to pay any amount payable under this Guaranty when the same becomes due and payable;
     (ii) the Guarantor fails to perform or observe any other term, covenant or agreement contained in this Guaranty if such failure remains unremedied for 10 days after written notice thereof has been given to the Guarantor by Citigroup;
     (iii) any representation or warranty made or deemed made by the Guarantor herein proves to have been incorrect in any material respect when made;
     (iv) the Guarantor or any of its subsidiaries fails to pay any principal of or premium or interest on any indebtedness for borrowed money that is outstanding in a principal or notional amount of at least $15,000,000 in the aggregate when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure continues after the applicable grace period, if any, specified in the agreement or instrument relating to such indebtedness; or any other event shall occur or condition exists under any agreement or instrument relating to any such indebtedness and continues after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such indebtedness; or any such indebtedness is declared to be due and payable, or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or an offer to prepay, redeem, purchase or defease such indebtedness is required to be made, in each case prior to the stated maturity thereof;
     (v) the Guarantor or any of its subsidiaries is generally not paying its debts as such debts become due, or admits in writing its inability to pay such debts generally, or makes a general assignment for the benefit of creditors; or any proceeding is instituted by or against the Guarantor or any of its subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for the Guarantor or any of its subsidiaries or for any substantial part of the Guarantor’s or such subsidiary’s property and, in the case of any such proceeding instituted against the Guarantor or such subsidiary (but not instituted by the Guarantor or such subsidiary), either such proceeding remains undismissed or unstayed for a period of 30 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official) occurs; or the Guarantor or any of its subsidiaries takes any corporate action to authorize any of the actions set forth above in this subsection (v);
     (vi) any judgment or order for the payment of money in excess of $15,000,000 is rendered against the Guarantor or any of its subsidiaries, which remains unsatisfied, and either (x) enforcement proceedings have been commenced by any creditor upon such judgment or order or (y) there is any period of 10 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, is not in effect ; provided, however, that any such judgment or order shall not be an Event of Default under this Section 11 if and for so long as (i) the amount of such judgment or order is covered by a valid and binding policy of insurance between the defendant and the insurer covering payment thereof and (ii) such insurer, which shall be rated at least “A” by A.M. Best Company, has been notified of , and has not disputed the claim made for payment of, the amount of such judgment or order; and

     (vii) [Section intentionally omitted]
     (viii) the occurrence of an “Event of Default” under and as defined in the Credit Facilities Agreement dated December 3, 2004 (the “Soc Gen Agreement”) between Societe Generale and Business Object SA covering credit facilities in the maximum amount of 100,000,000 (EUR), or any event that would constitute an Event of Default under the Soc Gen Agreement upon the giving of notice or the lapse of time or both.
Upon the occurrence and during the continuance of a Guarantor Event of Default and upon the demand of Citigroup made from time to time, the Guarantor will purchase from, and pay Citigroup for, the outstanding Obligations (including any contingent Obligations) at a purchase price equal to the aggregate amount of the outstanding Obligations (including any contingent Obligations). Such purchase will be made not later than 12:00 noon two business days after the date of such demand for purchase, and in a place and currency as set forth in Section 7. The Guarantor hereby agrees that the purchase of the Obligations (including any contingent Obligations) by it hereunder will be without recourse to or representation or warranty by Citigroup. The foregoing remedy is in addition to any other rights and remedies otherwise available to Citigroup, including without limitation, any rights and remedies available to it under the documents or instruments evidencing the Obligations (including any contingent Obligations).
     12. Continuing Guaranty. This is a continuing guaranty and applies to all Obligations whenever arising. This Guaranty is irrevocable and will remain in full force and effect until the payment in full of the Obligations and all amounts payable hereunder and the termination of all of the agreements relating to the Obligations.
     13. Amendments, Etc. No amendment or waiver of any provision of this Guaranty, and no consent to departure by the Guarantor herefrom, will in any event be effective unless the same is in writing and signed by Citibank, N.A., on behalf of Citigroup, and then such waiver or consent will be effective only in the specific instance and for the specific purpose for which given.
     14. Addresses. All notices and other communications provided for hereunder will be in writing (including telecopier communication), and mailed, telecopied or delivered to it, if to the Guarantor, at its address at 3030 Orchard Parkway, San Jose, CA 95134, United States, Attention: Jim Tolonen, and if to Citigroup, at its address at 388 Greenwich St., 21st Floor, New York, NY 10013, Attention: Mr. Ross Levitsky, Director — National Corporate Bank, Citigroup, or, as to either party, at such other address as is designated by such party in a written notice to the other party. All such notices and other communications will, when mailed or telecopied, be effective when deposited in the mails or telecopied, respectively.
     15. Guarantor’s Credit Decision, Etc. The Guarantor has, independently and without reliance on Citigroup and based on such documents and information as the Guarantor has deemed appropriate, made its own credit analysis and decision to enter into this Guaranty. The Guarantor has adequate means to obtain from each Borrower on a continuing basis information concerning the financial condition, operations and business of the Borrower, and the Guarantor is not relying on Citigroup to provide such information now or in the future. The Guarantor acknowledges that it will receive substantial direct and indirect benefit from the extensions of credit contemplated by this Guaranty.
     16. Judgment. If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder in U.S. Dollars into a Non-USD Currency, the Guarantor agrees that the rate of exchange used will be that at which, in accordance with normal banking procedures, Citigroup could purchase U.S. Dollars with such Non-USD Currency on the business day preceding that on which final judgment is given. The obligation of the Guarantor in respect of any sum due hereunder will, notwithstanding any judgment in a Non-USD Currency, be discharged only to the extent that on the date the Guarantor makes payment to Citigroup of any sum adjudged to be so due in such Non-USD Currency, Citigroup may, in accordance with normal banking procedures, purchase U.S. Dollars with such Non-USD Currency; if the U.S. Dollars so purchased are less than the sum originally due to Citigroup in U.S. Dollars, the Guarantor agrees, as a separate obligation and notwithstanding any such judgment, to indemnify Citigroup against such loss, and if the U.S. Dollars so purchased exceed the sum originally due to Citigroup in U.S. Dollars, Citigroup agrees to remit to the Guarantor such excess.
     17. Governing Law. This Guaranty shall be governed by, and construed in accordance with, the law of the State of New York.
     18. Consent to Jurisdiction, Etc. The Guarantor irrevocably (i) submits to the non-exclusive jurisdiction of any New York State or Federal court sitting in New York City in any action or proceeding arising out of or relating to this Guaranty or the Obligations, (ii) agrees that all claims in respect of such action or proceeding may be heard and determined in such New York State court or in such Federal court, and (iii) waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding, and (iv) irrevocably consents to the service of any and all process in any such action or proceeding by the mailing of copies of such process to the Guarantor at its address specified in Section 14.: A final judgment in any such action or proceeding will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing herein will affect Citigroup’s right to serve legal process in any other manner permitted by law or affect Citigroup’s right to bring any action or proceeding against the Guarantor or its property in the courts of other jurisdictions. To the extent that the Guarantor has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, the Guarantor irrevocably waives such immunity in respect of its obligations under this Guaranty.
19. WAIVER OF JURY TRIAL. THE GUARANTOR IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS GUARANTY OR CITIGROUP’S ACTIONS IN THE NEGOTIATION, ADMINISTRATION OR ENFORCEMENT HEREOF

Business Objects S.A.
By:	/s/ Jim Tolonen
	Name:	Jim Tolonen
	Title:	Chief Financial Officer

Citigroup Inc.
By:	/s/ Ross Levitsky
	Name:	Ross Levitsky
	Title:	Director, VP

SCHEDULE A
(as of August 1, 2006)
Business Objects S.A.

Subsidiary	Jurisdiction of the Borrower	Currencies
Business Objects Corp.	Canada	All Currencies
44 Chipmann Hill, Suite 1000
P.O. Box 7289, Station “A”
Saint John, NB E2l 4S6
Canada
Business Objects Americas	United States	All Currencies
3030 Orchard Parkway
San Jose, CA 95134
United States

Business Objects (UK) Ltd.	United Kingdom	All Currencies
100 New Bridge Street
London, EC4V 6JA
England